Exhibit 10.1

AGREEMENT

This agreement (“Agreement”) is made and entered into as of the 27th day of March, 2017, by and between the Mohegan Tribe of Indians of Connecticut (“Tribe”) and the Mohegan Tribal Gaming Authority (“MTGA”).

RECITALS

WHEREAS, MTGA is a governmental instrumentality of the Tribe, a federally recognized Indian tribe; and

WHEREAS, MTGA owns and operates, among other things, the Mohegan Sun casino and resort in Uncasville, Connecticut, a harness racetrack located in Wilkes Barre, Pennsylvania known as Mohegan Sun Pocono, along with several off-track wagering facilities located in the Commonwealth of Pennsylvania, as well as investments in other gaming enterprises and other businesses; and

WHEREAS, the Tribe employs Mitchell G. Etess (“Etess”) as its Senior Advisor part time “at will” at a weekly compensation rate of $4,807.69 with employee benefits under the Tribe’s employee benefits program; and

WHEREAS, by consent dated as of February 14, 2017 (“Effective Date”), the Management Board of MTGA appointed Etess as Interim Chief Executive Officer of MTGA on an at will basis; and

WHEREAS, the Tribe consents to such appointment, provided that MTGA pays, or reimburses the Tribe for, Etess’s compensation, benefits and any other amounts payable to Etess from and after the Effective Date and during the period of such appointment; and

WHEREAS, the parties hereto desire to memorialize the arrangement, as between the Tribe and MTGA, under which Etess shall act as Interim Chief Executive Officer of MTGA.

NOW THEREFORE, in consideration of the premises and the mutual promises of the parties hereto and for other valuable consideration including the incorporation of the above Recitals, the receipt and sufficiency of which each of the parties hereto acknowledges, MTGA and the Tribe agree as follows:

1.   MTGA has appointed Etess as its Interim Chief Executive Officer on an “at will” basis, and the Tribe consents to such appointment.

2.   In consideration of the foregoing, MTGA hereby agrees to pay, or reimburse the Tribe for, Etess’s compensation, benefits and any other amounts payable to Etess from and after the Effective Date and during the period of such appointment.

3.   This Agreement will remain in effect until the date that Etess ceases his appointment as the Interim Chief Executive Officer of MTGA.

4.   This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original.

5.   Each of the parties to this Agreement shall be entitled to rely upon a facsimile or Portable Document Format (PDF) counterpart of this Agreement executed by the other party with the same force and effect as if such facsimile or PDF counterpart were the ink-signed original counterpart.

IN WITNESS WHEREOF, this Agreement is deemed to be entered into by the parties hereto on the day and year first above written.

MOHEGAN TRIBE OF INDIANS OF CONNECTICUT		MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Kevin P. Brown	By:	/s/ Kevin P. Brown

	Name: Kevin P. Brown		Name: Kevin P. Brown
	Title: Chairman, Management Board		Title: Chairman, Management Board

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